Exhibit 15

Amendment No. 1 to ROLLOVER AGREEMENT

This Amendment No. 1 (this “Amendment”) to that certain ROLLOVER AGREEMENT, dated as of June 7, 2017 (the “Agreement”), is made and entered into as of October 13, 2017, by and among Silver Biotech Elements Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Elements”), Silver Biotech Holding Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Elements (“Topco”), Silver Biotech Investment Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Holdco”), GL Glee Investment Limited, a company incorporated under the laws of the Cayman Islands (“Glee”) and GL Trade Investment Limited, a company incorporated under the laws of the Cayman Islands (the “Rollover Holder”, together with Elements, Topco, Holdco and Glee the “Parties” and each, the “Party”).

WHEREAS, on June 7, 2017, Holdco, Silver Delaware Investment Limited, a Delaware corporation and a wholly-owned subsidiary of Holdco (“Merger Sub”) and SciClone Pharmaceuticals, Inc., a Delaware corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”).

WHEREAS, the Rollover Holder is the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of 4,750,116 of shares of common stock, par value $0.001 per share, of the Company (the “Rollover Shares”).

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, the Rollover Holder agreed to contribute its Rollover Shares to Holdco in exchange for 4,750,116 of newly issued ordinary shares of Topco (the “Topco Shares”).

WHEREAS, the Parties desire to amend the Agreement in accordance with Clauses 12 and 14 thereof, as set forth below.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereinafter set forth, each of the Parties hereto agree as follows:

1.     Definitions. All terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

2.     Assignment and Assumption. Parties hereby agree that:

a.     Topco shall convey, assign, and transfer to Elements, and Elements shall assume, perform and discharge all rights and obligations held by Topco under the Agreement; and

b.     Rollover Holder shall assign, transfers and conveys to Glee, and Glee shall assume and acquire all of the Rollover Holder’s rights, title and interest in, to and under the Agreement with respect to the newly issued shares of Elements as a result of the contribution of the Rollover Shares to Holdco.

3.     Effect on Agreement. Except as expressly provided by this Amendment, the Agreement and each other agreement, document and instrument delivered in connection therewith or relating thereto shall continue in full force and effect in accordance with their respective terms.

4.     Miscellaneous. Clauses 7 to 20 of the Agreement will apply, mutatis mutandis, to this Amendment.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed as of the date first above written.

SILVER BIOTECH ELEMENTS LIMITED

By:	/s/ Yang Yang
Name:	Yang Yang
Title:	Director

SILVER BIOTECH HOLDING LIMITED

By:	/s/ Yang Yang
Name:	Yang Yang
Title:	Director

SILVER BIOTECH INVESTMENT LIMITED

By:	/s/ Yang Yang
Name:	Yang Yang
Title:	Director

GL TRADE INVESTMENT LIMITED

By:	/s/ Hu Chou Hui
Name:	Hu Chou Hui
Title:	Director

CL GLEE INVESTMENT LIMITED

By:	/s/ Hu Chou Hui
Name:	Hu Chou Hui
Title:	Director

[Signature Page to Amendment No. 1 to Rollover Agreement]